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                                                                    EXHIBIT 11.1

SCHEDULE OF COMPUTATION OF NET LOSS PER SHARE

                                                            1998        1997
                                                         ----------  ----------
Net Loss applicable to Common Stock                      (2,623,595) (3,127,979)

Weighted average number of common shares equivalent:
Common shares outstanding                                 3,941,811   3,541,385
Common equivalent shares representing shares
issuable upon exercise of stock options and warrants             --          --
                                                         ----------  ----------
Incremental common equivalent shares (calculated
using the higher of end of period or average fair
market value)                                                    --          --
                                                         ----------  ----------
    Total weighted average shares - as adjusted           3,941,811   3,541,385

Basic                                                    $    (0.67) $    (0.88)
Diluted                                                  $    (0.67) $    (0.88)


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